EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Chaith Kondragunta, Director, Investor Relations, (858) 202-7846 (Investors) Kevin Whalen, Vice President, Corporate Communications (858) 202-7843 (Media)

Experienced Retail Executive Dave Bolen

Joins PETCO as Chief Merchandising Officer

SAN DIEGO (Jan. 23, 2006) – PETCO Animal Supplies, Inc. (NASDAQ: PETC) today announced that David Bolen has joined the company as Executive Vice President and Chief Merchandising Officer.

Bolen will lead PETCO’s merchandising, marketing and supply chain activities, and will report to James M. Myers, Chief Executive Officer.

“We are delighted to welcome Dave to PETCO,” Myers said. “He is a seasoned executive with outstanding leadership experience in a variety of retail environments. He possesses a terrific blend of forward-thinking ideas, team-building abilities and analytical skills – all of which will make him a key member of our team as we extend PETCO’s position as the pet specialty industry leader and innovator.”

Bolen, 54, brings more than 35 years of experience in retail and specialty retail businesses. Most recently, he was Executive Vice President for Marketing, Merchandising and Supply Chain for Jo-Ann Stores, an 842-store specialty retailer serving the crafts consumer. In previous assignments, he was Executive Vice President of Michaels Stores; Chief Operating Officer and Director of Leeward’s Creative Crafts; and Vice President and Regional Director of Stores for GEMCO. He also held operations and store leadership positions with Zayre Stores and with Holiday Village.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates more than 770 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $25 million in support of more than 3,000 non-profit grassroots animal welfare organizations around the nation.